ZONIC CORPORATION
Park 50 TechneCenter, 50 West TechneCenter Drive
Milford, Ohio 45150-9777

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 23, 1996


To the Shareholders of ZONIC CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Zonic Corporation, an Ohio corporation, will be held at the Company's principal office, Park 50 TechneCenter, 50 West TechneCenter Drive, Milford, Ohio 45150-9777, on August 23, 1996 at 10:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and acting upon:

1. A proposal to fix the number of directors for the ensuing year at three in number.

2. A proposal to elect the Board of Directors for the next year.

3. Such other business as may properly be brought before the Annual Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on June 28, 1996 as the record date for the determination of the shareholders entitled to receive notice of, and to vote at, the meeting and any adjournment(s) thereof, notwithstanding any subsequent transfers of stock.

Your attention is called to the accompanying Proxy and Proxy Statement submitted with this Notice.

A copy of the Company's 1996 Annual Report and Form 10-K Report is being forwarded to you herewith, but it is not deemed to be part of the official proxy soliciting material. If any shareholder fails to receive a copy of same, one may be obtained by writing to the Treasurer of the Company.

BY ORDER OF THE BOARD OF DIRECTORS
James B. Webb, President

Milford, Ohio
July 23, 1996

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU EXPECT TO ATTEND OR NOT, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE STAMPED ENVELOPE PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PROXY STATEMENT

GENERAL INFORMATION

   This Proxy Statement and accompanying proxy are furnished in connection with the solicitation of proxies by Zonic Corporation (hereinafter referred to as the "Company"), for the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held on August 23, 1996. Such solicitation is being made by mail, although the Company may also use its officers and regular employees to solicit proxies from shareholders personally, or by telephone, telegraph or letter. The costs of this solicitation will be borne by the Company. The Company may request nominees and brokers to solicit their principals and customers for their proxies, and in such event the Company may reimburse such nominees and brokers for their reasonable out-of-pocket expenses.

   All shares represented by valid proxies received pursuant to this solicitation, and not revoked, will be voted at the Annual Meeting, and where a specification is made on the proxy, such shares will be voted in accordance with such specification. Unless contrary instructions are given, shares will be voted in favor of the proposals set forth in the accompanying Notice of Meeting and for the nominees for Directors set forth herein and in the discretion of the appointed proxies upon such other matters as may properly come before the meeting. Any proxy may be revoked by the shareholder at any time prior to the voting thereof, by giving written notice to the Company prior to the Annual Meeting or by giving oral notice to the Company at the Annual Meeting.

   The Board of Directors has fixed the close of business on June 28, 1996 as the record date (the "Record Date") for the determination of the shareholders entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof, notwithstanding any subsequent transfers of stock.


OUTSTANDING VOTING SECURITIES

   On June 28, 1996, there were 3,044,136 outstanding shares of the Company's common stock without par value ("Common Stock") and each such outstanding share is entitled to one vote on each matter to be considered at the Annual Meeting. There is no other class of securities of the Company outstanding which has voting rights. The presence either in person or by proxy of the persons entitled to vote a majority of the Common Stock is necessary for a quorum for the transaction of business at the Annual Meeting.

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   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (its only outstanding voting securities on June 28, 1996) (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each Director that owns Common Stock, (iii) by each executive officer named in the Summary Compensation Table in this Proxy Statement and (iv) by all Directors and Officers of the Company as a group.

Name of Beneficial                  Amount & Nature
Owner or Identity                   of Beneficial       Percent
of Group                            Ownership           of Class  (1)

A&D Co. of Japan                    869,560  (2)           28.6%
   Daihatsu-Nissay
   Ikebukuro Bldg.
   3-23-14 Higashi-Ikebukuro
   Toshima-ku, Tokyo 170, Japan

Shoiche Sekine                      869,560  (3)           28.6%  (3)
   c/o A&D Co. of Japan
   Daihatsu-Nissay
   Ikebukuro Bldg.
   3-23-14 Higashi-Ikebukuro
   Toshima-ku, Tokyo 170, Japan

Gerald J. Zobrist                   684,980  (4)           20.8%  (4)
   2900 Eight Mile Road
   Cincinnati, Ohio 45244

James B. Webb                       104,400  (5)            3.3%  (5)

All Directors and Executive       1,825,400  (3)(6)        52.2%  (3)(6)

Officers as a Group (5 in number)

(1) Percentages are based on an aggregate of 3,044,136 shares of Common Stock outstanding as of the Record Date. Shares of Common Stock subject to options exercisable within 60 days under the Company's stock option plans are deemed outstanding for computing the percentage of class of the person holding such option but are not deemed outstanding for computing the percentage of class for any other person. See footnotes (3), (4), (5) and (6) below.

(2) Does not include a stock option granted to A&D for 1,000,000 shares, as consideration for making loans, and guaranteeing bank loans, to the Company. See "Related Party Transactions" for a discussion of this option.

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(3) These shares represent the shares owned by A&D.  Mr. Sekine, a director and a minority owner of A&D and a director and executive officer of the Company, does not individually own any shares of the Company and disclaims beneficial ownership of the shares held by A&D.

(4) Includes 47,900 shares held by Mr. Zobrist's wife, 37,000 shares held in trust for minor children, and 252,500 shares subject to presently exercisable options. Percentage is based on 3,044,136 presently outstanding shares plus the 252,500 shares subject to options.

(5) Includes 15,000 shares held by Mr. Webb's wife and 87,500 shares subject to presently exercisable options. Percentage is based on 3,044,136 presently outstanding shares plus the 87,500 shares subject to options.

(6) Includes 385,280 shares owned of record and beneficially, 116,810 shares held by wives or held in trust for minor children, and 453,750 presently exercisable options held by five officers and directors. Percentages are based on presently outstanding shares of 3,044,136 plus 453,750 shares subject to options.

None of the above persons have shared voting or investment powers with regard to their shares of Common Stock.


FIXING NUMBER OF DIRECTORS

    At the Annual Meeting, shareholders will vote on a proposal to fix the number of Directors of the Company for the ensuing year at three (3) in number. The affirmative vote of the holders of a majority of the shares of Common Stock which are represented at the meeting in person or by proxy and entitled to vote will be necessary to approve this proposal. Management recommends that shareholders vote FOR the foregoing resolution.


ELECTION OF DIRECTORS

    At the meeting, Directors of the Company are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The existing three members of the Board of Directors will be nominees for Directors (see below). The shares represented by the enclosed Proxy will be voted for the election as Directors of the three nominees named below unless otherwise indicated on the Proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed Proxy may be voted for such other persons as may be determined by the holders of such proxies.

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Information Concerning Nominees

    The information appearing in the following table with respect to age and principal occupation has been furnished to the Company by the nominees.

Name                 Age     Business Experience for Past Five Years

James B. Webb        39      President and Chief Executive Officer of the
                             Company since December 31, 1995. Treasurer of the Company since November 1993. Secretary of the Company from January 1993 to February 1996.
                             Senior Vice President of the Company from July
                             1989 to February 1996. Director of the Company since 1985.

Shoiche Sekine       64      Director of the Company since 1988. Director
                             of A&D Co., Ltd., Tokyo, Japan, a manufacturer of electronic measurement instrumentation, since
                             1985. Executive Vice-President of the Company since December 1992 and Secretary since February
                             1996.

Gerald J. Zobrist    53      President of CapTec Corporation (Acquisition and
                             Investment Company). Director of the Company since 1970. President and Chief Executive
                             Officer of the Company from June 1970 until December 31, 1995.

None of the Directors are related.

   The Board of Directors does not have standing audit, nominating or compensation committees or committees performing similar functions.

   During the fiscal year ended March 31, 1996, five meetings of the Board of Directors were held. All existing Directors attended the meetings during the period for which they were Directors.

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EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

Name              Age     Business Experience for Past Five Years

James B. Webb     39      President and Chief Executive Officer of the Company
                          since December 31, 1995. Treasurer of the Company since November 1993. Secretary of the Company from January 1993 to February 1996. Senior Vice
                          President of the Company from July 1989 to February
                          1996.  Director of the Company since 1985.

Shoiche Sekine    64      Executive Vice-President of the Company since
                          December 1992 and Secretary since February, 1996.
                          Director of the Company since 1988.

Mark I. Schiefer  40      Senior Vice-President of the Company since 1984;
                          Assistant Secretary since February, 1996.

Dale R. Nieman    49      Vice-President of the Company since 1985; Assistant
                          Treasurer since February, 1996.


EXECUTIVE COMPENSATION

Report of the Board on Executive Compensation

   The Company's Board of Directors does not have a Compensation Committee but rather, the entire Board establishes the policies and procedures, as well as amounts of compensation, for all executive officers of the Company. The Company's compensation package for its executive officers consists of base salary, annual performance-based bonus and annual stock option grants. In setting compensation levels the Board considers various factors including salary levels of similarly situated executive officers at comparable companies, the achievement of performance targets taking into consideration competitive and economic conditions, and the Company's current adverse financial condition.

   The Board reviewed compensation for all of the Company's executive officers and there were no salary increases during fiscal 1996 except Mr. Webb received an increase in February, 1996 after he became President and CEO. The lack of salary increases were in recognition of cash flow problems of the Company rather than any dissatisfaction with officer performance. No bonus was paid to any executive officer for fiscal 1996.

Board of Directors

Gerald J. Zobrist      James B. Webb      Shoiche Sekine

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Summary

The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and any executive officer of the Company whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers").

Summary Compensation Table

                                  Annual Compensation  Long Term Compensation
                                                       Securities   All Other
Name and                          Salary     Bonus     Underlying Compensation
Principal Position       Year     ($)(1)       ($)     Options          ($)(2)

Gerald J. Zobrist,       1996     129,197      -0-          -0-         1,422
  Former President and   1995     128,659      -0-          -0-         2,701
  Chief Executive        1994     132,533      -0-       60,000 (3)       450
  Officer (4)

James B. Webb, President 1996     103,475      -0-       55,000         1,104
   and Chief Executive   1995 (5)  98,600      -0-          -0-         1,612
   Officer (4)


(1) Includes amounts deferred at the direction of the executive officer pursuant to the Company's 401(k) Retirement Plan.

(2) Amounts shown represent the Company's contribution for the executive officer to the Company's 401(k) Retirement Plan.

(3) Includes two stock options for a total of 40,000 shares which were canceled by the Company and reissued with a stock option for 40,000 shares at a lower exercise price.

(4) Mr. Zobrist resigned as President and Chief Executive Officer on December 31, 1995 and was replaced in said positions by Mr. Webb. See "Related Party Transactions."

(5) Mr. Webb's compensation did not exceed $100,000 in fiscal 1994.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth information regarding options granted to the Named Executive Officers during the 1996 fiscal year pursuant to the Company's stock option plans.


                      Percentage                       Potential Realized
                      of Total                         Value at Assumed Annual
                      Options                          Rates of Stock Price
                      Granted to                       Appreciation for Option
                      Employees  Exercise  Grant Date  Term (1)
              Options in Fiscal  Price     Expiration
Name          Granted 1996       ($/Share) Date            5% ($)      10% ($)

James B. Webb 30,000  15.8%      $0.34     02/12/2006   6,415       16,256
James B. Webb 25,000  13.2%       0.50     08/07/2005   7,861       19,921

(1) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

No options were exercised by the Named Executive Officers during fiscal 1996.

Other Compensation

   Directors of the Company receive no compensation for their services as Directors.

Insider Participation in Compensation Determinations

   The Board of Directors is responsible for executive compensation decisions. Mr. Webb serves on the Board and is the President and Chief Executive Officer of the Company. Mr. Zobrist, the former President and Chief Executive Officer, also serves on the Board. Mr. Sekine is a director and the Executive Vice-President and Secretary of the Company. He is also a director of A&D Company, Ltd. of Tokyo, Japan ("A&D"), a company which, as of the Record Date, owns 28.6% of the Company. The Company has in place a policy that no director shall participate in determinations of his own compensation.

Financial Performance

   The table below summarizes the cumulative return experienced by the Company's shareholders over the fiscal years ended 1992 through 1996, compared to the NASDAQ Market Index U.S. and the S&P HighTech Composite Index.

Stock Performance

Comparison of Five Year Cumulative Total Return*
Among Zonic Corporation, the NASDAQ Stock Market-US Index and the S & P High Tech Composite Index

                                   ZNIC

                                            Cumulative Total Return
                                  ------------------------------------------
                                  3/91   3/92   3/93   3/94   3/95   3/96

Zonic Corp                 ZNIC   100    143     64     14     21     16

NASDAQ STOCK MARKET-US     INAS   100    127    147    158    176    239

S & P HIGH TECH COMPOSITE  IHTC   100    102    112    132    167    226


* $100 Invested on 03/31/91 in stock or index - including reinvestment of dividends. Fiscal year ending March 31.


RELATED PARTY TRANSACTIONS

   In February 1988, the Company became affiliated with A&D, a Japanese instrument manufacturing company, by reason of A&D's purchase on that date of 86,956 shares of the Company's Preferred Stock for approximately $2,000,000. The Preferred Stock was converted on March 31, 1991 into 869,560 Common Shares. Mr. Shoiche Sekine, a director and executive officer of the Company, is also a director of A&D.

   In February 1988, the Company appointed A&D as the Company's exclusive marketing agent for the distribution of the Company's products in Japan pursuant to an agreement which is terminable by either party upon 60 days prior written notice. Total revenues related to products sold to A&D were $136,979 for the year ended March 31, 1996. The Company sells its products to A&D at discounts which vary by product. These discounts are a vendor-to-agent discount and not a discount to the end-user. Generally, the discount rates made available to A&D for specific products are greater than the discount rates made available to non-affiliated international sales agents in other countries because of the significance of the Japanese market and because A&D, as a manufacturer of similar products, has significantly more technical expertise than other agents currently used by the Company. Accordingly, A&D can provide installation and more technical services to the end user, which reduces the Company's selling expenses. The Company believes that the terms made available to A&D as an international sales agent are fair and are not more favorable than the terms that would be made available to a non-affiliated sales agent in a similar market and with similar technical expertise.

   In October 1988, Zonic A&D Company ("Zonic A&D"), a sales and marketing joint venture was formed with A&D Engineering, Inc., a California subsidiary of A&D. The joint venture markets and sells all of the Company's products and A&D's spectrum analysis instruments in the Western Hemisphere. Each company has a 50% ownership in the joint venture which is based on a five-year renewable agreement and which provides for equal sharing of profits and losses, sharing of expenses and all other respects except for A&D's funding obligations. The Company is providing Zonic A&D office space on a rent-free basis.

   A&D loaned $2,801,500 to the joint venture to finance start-up costs and operations. A&D also paid the Company a promotional fee of $500,000 to offset the Company's 50% share of the start-up losses from the joint venture and the Company loaned said amount to the joint venture. Beginning April 1, 1990, Zonic A&D accrued interest to the Company and A&D of 4% per annum on the loans each have made to Zonic A&D, to be paid upon termination of the joint venture. During fiscal 1995, Zonic A&D repaid notes payable to A&D totaling $2,691,500. The source of funds for the repayment was a capital contribution from A&D Engineering, Inc. The remaining notes payable and unpaid interest to A&D and to the Company were forgiven and contributed as capital.

   The Company transacts business with Zonic A&D. The Company sells its products and, pursuant to an agreement with A&D, sells the products of A&D to Zonic A&D. Sales by the Company to Zonic A&D of its and A&D's products were $1,903,227 for the year ended March 31, 1996 of which $1,835,942 were sales of the Company's products and $67,285 were sales of A&D's products. Zonic A&D sells the products for the same price at which it purchases the products from the Company. The Company incurred net commission expense to Zonic A&D of $353,346 ($340,434 for sales of the Company's products and $12,912 for sales of A&D's products) related to sales obtained by Zonic A&D. During the year ended March 31, 1996, Zonic A&D had a net profit of $46,828. The Company does not reflect the profits and losses in its financial statements to the extent that cumulative losses exceed the Company's initial investment and the promotional fee. During the year ended March 31, 1996, the Company also purchased Zonic A&D accounts receivable of $1,903,227 due from end-user customers in exchange for forgiveness of accounts receivable due from Zonic A&D.

   The Company also incurs certain costs and expenses on behalf of Zonic A&D and charges Zonic A&D for such costs and expenses. During the year ended March 31, 1996, the Company charged Zonic A&D a total of $53,560 for expenses incurred by the Company on behalf of Zonic A&D, which amount has not yet been paid. The Company also purchases components from A&D used principally to fill orders for WCA product sales. Such purchases totaled $301,889 for the year ended March 31, 1996.

   In February 1991, the Company and A&D founded Zonic A&D Limited, a United Kingdom corporation, for the purpose of marketing and selling the Company's products and A&D's spectrum analysis instruments in the European Community. Each partner has a 50% ownership interest and share the results of the operation equally. The Company has contributed capital and made a loan totaling $485,000 and recognized losses to the extent of its investment in Zonic A&D Limited. No losses have been recorded by the Company since 1992. Due to continuing losses, the partners of Zonic A&D Limited have significantly reduced the operations of Zonic A&D Limited and now distribute products in this market directly from their respective operations.

   In December 1992, the Company entered into a Credit Agreement and related agreements (collectively the "Agreement") with A&D, whereby the Company may request up to $2,500,000 in loans from A&D or guarantees by A&D of third party loans pursuant to the terms and conditions set forth in the Agreement. As of March 31, 1995, $2,480,000 had been advanced by A&D to the Company. Prior to the execution of the Agreement, A&D had guaranteed the Company's loans aggregating $3,500,000 from The Ashikaga Bank, Ltd., New York Branch, due April 1, 1997, which when combined with the above $2,480,000 would aggregate approximately $6,000,000. Interest on each of the loans made pursuant to the Agreement bears interest at a fluctuating interest rate per annum equal to prime plus one percent.

   As consideration for the making of loans and issuance of guaranties under the Agreement by A&D, the Company granted A&D a stock option (the "Option") to purchase 1,000,000 shares of the Company's Common Stock at a purchase price of $2.00 per share. The Option is exercisable until all outstanding indebtedness and/or guaranties are equal to $3,000,000 or less and the Company can no longer request loans or guaranties under the Agreement, and expires March 31, 2003. The Agreement is collateralized by all the assets of the Company and contains several negative covenants that the Company must comply with including restrictions on assuming additional indebtedness and the issuance of stock options to directors and officers. The Agreement provides that A&D will be able to exercise significant influence on the Company's operations and policies.

   In June, 1995, the Company sold its 40% interest in its WCA Product to A&D which owned the other 60% ownership interest, for $2,397,275. $2,000,000 was used to repay all but $480,000 of its existing indebtedness to A&D under the Agreement. Repayment of this amount was extended to June 30, 1997. The balance of $397,275 represented accrued but unpaid interest on the loans due A&D under the Agreement which was forgiven by A&D. In connection therewith, the limit under the Agreement was reduced from $6,000,000 to $4,000,000, and the Control Agreement, whereby the Company granted A&D a right, under certain conditions, to purchase a sufficient number of shares of stock of the Company to give it control, was terminated. Certain other distribution and software agreements were modified or entered into with A&D as a result of the WCA

Product sale. Borrowings by the Company under the Agreement at March 31, 1996 consist of $3,500,000 in bank loans guaranteed by A&D, and $680,000 in loans due A&D. At March 31, 1996, the Company's aggregate indebtedness to A&D and guaranteed by A&D exceeded $4,000,000. A&D has waived this occurrence as a violation under the Agreement, and has no present intention to declare loans made under the Agreement payable before April 1, 1997.

   Mr. Zobrist, former President of the Company also personally guaranteed any loans received by the Company pursuant to the Agreement, for which he received a stock option for 140,000 shares at a purchase price of $2.00 per share (the fair market value of the Common Stock on the date of grant), which expires December 7, 2002. Said personal guarantee was terminated when he resigned as President and CEO on December 31, 1995.

   Lastly, as a condition to entering into the Agreement with A&D, the Company executed an Initial Release to discharge A&D and its affiliates from any and all prior and future causes of action or damages the Company may have against A&D except for claims arising in respect of the failure of A&D to perform existing written agreements between the parties and any release of causes of action which are otherwise prohibited by law. A Subsequent Release from liability must accompany each written notice to A&D for a draw or guarantee. The Subsequent Release discharges A&D and its affiliates from all causes of action that may arise out of the Agreement up to the date of that advance, but not for any failure of A&D to perform its obligations under the Agreement and any release of causes of action which are otherwise prohibited by law.

   In 1994, the Company assumed a $90,000 short-term loan due A&D from Zonic A&D which is not part of the Agreement. The loan bears interest at 4% and the due date has been extended to April 1, 1997.

   In February 1995, A&D also guaranteed a $600,000 short-term bank loan of the Company's which was used to extinguish $2,422,879 of the Company's then existing short-term bank debt and interest. This short-term loan bears interest at 1.25% over the federal funds rate adjusted and payable on a quarterly basis. The rate at March 31, 1996 was 7.18%. Principal and interest are due on September 15, 1996.

   Except as otherwise noted, with respect to each of the foregoing related party transactions, it is the opinion of management of the Company that said transactions were upon terms as favorable to the Company as those which could have been secured from non-affiliated parties.

   Mr. Zobrist resigned as President, CEO and all positions with the Company and its affiliates. He remains a director of the Company. He will receive $125,000 over a one year period. The Company provided health insurance through March, 1996, and his auto through September, 1996. Mr. Zobrist agreed to surrender to the Company 50,000 shares of his common stock without consideration.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of stock ownership and reports of changes in stock ownership. Due to administrative oversight, Messrs. Webb, Schiefer and Nieman each filed a late Form 4. All other such reports were filed in a timely manner.

OTHER MATTERS

   Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

   Deloitte & Touche LLP, the Company's independent public accountants for the most recent fiscal year, will again act as the Company's accountant for the current fiscal year. A representative of Deloitte & Touche LLP will be present at the annual meeting of shareholders and shall have the opportunity to make a statement if he desires to do so, and the representative will be available to respond to appropriate questions from shareholders.


SHAREHOLDER PROPOSALS

   Proposals intended to be presented by shareholders at the next annual meeting of the Company must be received by the Company, to be considered for inclusion in any proxy material, not later than March 1, 1997, at the Company's offices at Park 50 TechneCenter, 50 West TechneCenter Drive, Milford, Ohio 45150-9777.

BY ORDER OF THE BOARD OF DIRECTORS
James B. Webb, President